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                                                                   EXHIBIT 10.25

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of June 24, 1999, by and between ppoONE.com, inc. (the "Corporation") and Patrick W. Kennedy ("Employee").

                                   WITNESSETH:

         WHEREAS, the Corporation changed its name from PPO Management Solutions, Inc. to ppoONE.com, inc.

         WHEREAS, the Corporation and Employee have entered into that certain Employment Agreement dated as of January 1, 1998 (the "Agreement");

         WHEREAS, the Corporation desires to retain Employee and Employee desires to remain with Corporation;

         WHEREAS, the Employee shall be instrumental in the development of new technology for the Corporation and the trade secrets relating thereto;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration hereinafter recited the Corporation and Employee agree as follows:

         1. SALARY AND BONUS. Section 4 of the Agreement shall be amended to read in its entirely as follows:

         "4. (a) Base Salary. Except as set forth in Section (4(c), the Corporation shall pay to Employee, and Employee agrees to accept as full consideration for his employment, $11,666.67 per month during the term of this Agreement, payable in two equal installments each month, subject to all withholdings (i) required by federal, state or local law and (ii) pursuant to any agreement with Employee. If (a) the Corporation shall cease to exist or operate prior to the expiration of this Agreement and (b) Employee is not an employee of MedicalControl, Inc. or any of its subsidiaries or any successor in interest to the Corporation after the merger into the other entity or sale of the Corporation to the other entity, the Corporation shall be fully liable for the lesser of (i) all payments and provisions due under this Section 4 for the remaining term of this Agreement or (ii) one year of Employee base salary at the time of termination.

         (b) Retention Bonus. Employee shall be granted as of June 24, 1999 an option to purchase 110,000 shares of MedicalControl, Inc. ("MedicalControl") common stock (as adjusted from time to time and including all options that may be granted by the Corporation or MedicalControl after June 24, 1999, the "Incentive Options"). Upon a Change of Control (as hereinafter defined), Employee, at his election no later than one (1) business day of the Change of Control, shall either (i) keep the Incentive Options, (ii) exercise the Incentive Options and sell the stock received in the exercise of the Incentive Options (the "Option Shares") or (iii) if the aggregate exercise price of the Incentive Options is greater than the aggregate market value of the Option Shares, cancel the Incentive Options. If Employee elects to exercise the Incentive Options and sell the Option Shares, or cancel the Incentive Options, the Corporation shall pay Employee $400,000 within ten (10) business days of a Change of Control in, at the option of the Corporation, cash or securities of a publicly traded corporation (securities of a publicly traded corporation defined as capital stock acquired by MedicalControl or its shareholders in a Change of Control) less any and all amounts Employee received through the sale of the Option Shares (if any) (the "Retention Bonus"). If Employee elects to keep the Incentive Options, no Retention Bonus will be paid. If Employee sells the Option Shares, Employee shall use best efforts to obtain the best price for the Option Shares. If the Corporation or MedicalControl does not timely pay the Retention Bonus due to Employee, interest will accrue on such unpaid portion at a rate of the lesser of (i) 10% per annum or (ii) the maximum allowable rate. This subsection (b) shall be null and void if, other than with the written consent of the Corporation, Employee



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seeks other employment during the term of this Agreement, including without limitation, forwarding his resume to any person or entity, interviewing with any person or entity or discussions with any person or entity regarding employment. The Corporation acknowledges that recruiters and other companies may contact Employee from time to time with employment opportunities. In such cases, Employee will inform such person or entity that he is not seeking other employment at this time. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if any one or more of the following have occurred:

                  (i) Any "person", including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 and the Rules and Regulations promulgated thereunder, other than J. Ward Hunt or his heirs, The Answer Partnership Ltd. or any corporation or partnership owned or controlled by J. Ward Hunt or his heirs, is or becomes, through one or a series of related transactions or through one or more intermediaries, the beneficial owner, directly or indirectly, of securities of MedicalControl representing 51% or more of the combined voting power of MedicalControl's then outstanding securities; or

                  (ii) As a direct result of, or in direct connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction (a "Transaction"), the persons who were Directors of MedicalControl before the Transaction shall cease to constitute a majority of the Board of Directors of MedicalControl or any successor to MedicalControl; or

                  (iii) MedicalControl is merged or consolidated with another corporation and as a result of such merger or consolidation less than 40% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of MedicalControl, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or

                  (iv) The Corporation is merged or consolidated with another corporation and as a result of such merger or consolidation less than 40% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by MedicalControl or the former shareholders of MedicalControl, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or

                  (v) A tender offer or exchange offer is made and consummated for the ownership of securities of MedicalControl representing 51% or more of the combined voting power of MedicalControl's then outstanding voting securities; or

                  (vi) MedicalControl transfers all or substantially all of the assets of MedicalControl or the Corporation or all of the capital stock of the Corporation, to another corporation that is not a wholly owned corporation (directly or indirectly) of MedicalControl.

         (c) Upon Employee's election, which shall be given to MedicalControl in writing prior to December 15, 1999, all option agreements between MedicalControl, Inc. and Employee granted prior to June 1, 1999 shall be amended to accelerate vesting so that such options will be 100% vested as of January 1, 2000. In consideration for such early vesting, Employee's base salary shall decrease from $11,666.67 per month to $8,333.34 per month from January 1, 2000 until June 30, 2000. On July 1, 2000, Employee's base salary shall return to $11,666.67 per month.

         (d) Section 4(b) and 4(c) of the Agreement are subject to the approval of the compensation committee of MedicalControl before August 30, 1999 and the Board of Directors of the Corporation. If such approval is not received and the payment set forth in Section 4(b) is not made to Employee by MedicalControl or the Corporation, J. Ward Hunt or his estate shall be wholly responsible to make such payment to Employee. The Agreement is executed by Mr. Hunt only for the purposes of this Section 1(d)."

         2. TERM. Section 5 of the Agreement shall be amended to read in its entirely as follows:


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         "5. Term. This Agreement shall remain in full force and effect until
June 30, 2002."

         3. BINDING EFFECT. The Agreement is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its original terms and provisions, except as specifically amended hereby.

         4. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

         5. CONFLICT OF LAWS. This Amendment shall be governed by the laws of the State of Texas without giving effect to its conflict of law provisions.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

                                                 ppoONE.com, inc.


                                                 By:/s/ ROBERT O. BROOKS
                                                    ----------------------------
                                                    Robert O. Brooks, President
                                                    and Chief Executive Officer

                                                 /s/ PATRICK W. KENNEDY
                                                 -------------------------------
                                                 Patrick W. Kennedy

                                                 /s/ J. WARD HUNT
                                                 -------------------------------
                                                 J. Ward Hunt